EXHIBIT 22 - SUBSIDIARIES
EDISON BROTHERS STORES, INC.
AND SUBSIDIARIES

JANUARY 29, 1994

The following is a grouping of subsidiary corporations by segment. All of the outstanding capital stock of the subsidiaries (except for 20% of certain of the Dave and Buster's subsidiaries) is owned, directly or indirectly, by the Company. All of the subsidiaries are included in the consolidated financial statements filed herein.

                                                                     No. of
                         Principal                 State of         subsidiary
  Segment             business names            incorporation     corporations
  Apparel   JW/Jeans West, Oaktree,
            J. Riggings, Coda,                     Maryland              1
            Zeidler & Zeidler/Webster,             Missouri              3
            Repp, Ltd. Big & Tall,                California             1
            5-7-9 Shops, Spirale                   Delaware              1

  Footwear  Bakers, Leeds, Precis,
            The Wild Pair, Sacha London            Various              48

  Other     Dave and Buster's, Time-Out,
            Space Port, Party Zone,
            Exhilarama, Horizon
            Entertainment, Inc.,
            Other: Corporate-Related
            Functions                              Various              20

            Foreign subsidiaries involved in
            retail operations or acquisition        Mexico               1
            of merchandise for Apparel and          Taiwan               1
            Footwear segments                      Hong Kong             1
                                                                        77